Exhibit 99.1

Polymer Group, Inc. 4055 Faber Place Dr. Suite 201 N. Charleston, SC 29405 www.polymergroupinc.com 843-329-5151

Polymer Group, Inc. Announces Global Price Increases

For Immediate Release

Monday, October 4, 2004

[North Charleston, SC] — Polymer Group, Inc. (OTC Bulletin Board: POLGA/POLGB) announced it will raise prices on its products globally due to significant raw material cost increases.

Costs of polypropylene, which is the primary component of PGI’s spunmelt products, have risen more than 35 percent in North America since the beginning of the year and slightly more in Latin America and Asia.  Polyester and rayon costs, which are broadly used in PGI products, have increased more than 15 percent and 30 percent, respectively.  Other costs, such as transportation and energy, have also risen as a result of current market conditions.

PGI reduced operating expenses by $20 million last year through numerous productivity improvement initiatives and increased its purchasing effectiveness through a new global purchasing strategy. The company will continue to take actions designed to minimize the effects of continued raw material increases.

“PGI has made strong gains in productivity, streamlining manufacturing and working with suppliers to reduce costs, and we believe we are as efficient in purchasing our raw materials as any other company in our industry,” PGI’s chief executive officer, James L. Schaeffer said. “Despite these efforts, rising raw material costs are an ongoing challenge.”

“We remain committed to providing the best value proposition to our customers,” he said. “This means not only working aggressively to minimize price fluctuations, but also by delivering superior innovation that enables customers to offer higher performing, better differentiated products to the marketplace.”

Polymer Group, Inc., one of the world’s leading producers of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The company operates 21 manufacturing facilities in 10 countries throughout the world.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements speak only as of the date of this release.  Factors that may cause actual results to differ from those indicated in forward-looking statements can include, but are not limited to, the following: (i) general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; (ii) substantial debt levels and potential inability to maintain sufficient liquidity to finance the company’s operations and make necessary capital expenditures; (iii) information and technological advances; (iv) cost and availability of raw materials, labor and natural and other resources; (v) domestic and foreign competition; (vi) reliance on major customers and suppliers; and (vii) risks resulting from foreign operations.  Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s 2003 Annual Report on Form 10-K.

For further information, please contact:

Dennis Norman

Vice President – Strategic Planning & Communication

(843) 329-5151

normand@pginw.com